Exhibit 99.2

May 15,  2020

Qurate Retail Announces Semi-Annual Interest Payment and Regular Additional Distribution on 4.0% Senior Exchangeable Debentures Due 2029

ENGLEWOOD, Colo.-- Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today announced the payment of a semi-annual interest payment and a regular additional distribution to the holders as of May 1, 2020 of the 4.0% Senior Exchangeable Debentures due 2029 (the "Debentures") issued by its wholly-owned subsidiary, Liberty Interactive LLC (“LI LLC”). The amount of the interest payment is $20.00 per $1,000 original principal amount of Debentures (a “Debenture”), and the amount of the additional distribution is $0.3930 per Debenture.

Under the Indenture for the Debentures, the original principal amount of the Debentures is reduced by an amount equal to each Extraordinary Additional Distribution made to holders of the Debentures.  Thereafter, the adjusted principal amount is further reduced on each successive semi-annual interest payment date to the extent necessary to cause the semi-annual interest payment to represent the payment of an annualized yield of 4.0% of the adjusted principal amount.  This latter adjustment, to the extent it is made by reason of a particular Extraordinary Additional Distribution that results in an adjustment to the principal amount of the Debentures, takes effect on the second succeeding interest payment date after the payment of that Extraordinary Additional Distribution.

To date, there has been one Extraordinary Additional Distribution to holders of the Debentures.  On August 7, 2013, LI LLC made an Extraordinary Additional Distribution of $63.0960 per $1,000 original principal amount of the Debentures arising from the merger transaction between Sprint Nextel Corporation and SoftBank Corp.

Adjustments to the principal amount of the Debentures do not affect the amount of the semi-annual interest payments received by holders of the Debentures, which will continue to be a rate equal to 4.0% per annum of the original principal amount of the Debentures.  Below is a detail of the amount of the semi-annual interest payment being made on the Debentures announced today, its allocation between payment of interest and repayment of principal and the revised adjusted principal amount resulting from such payment, per $1,000 original principal amount of the Debentures:

May 15, 2020 Beginning Adjusted Principal	Total Payment	Interest	Additional Payment of Principal	May 15, 2020 Ending Adjusted Principal
$919.9790	$20.0000	$18.3996	$1.6004	$918.3786

LI LLC is also making a regular additional distribution of $0.3930 per Debenture, attributable to the quarterly cash dividends paid by CenturyLink Inc. of $0.25 per share on both December 13, 2019 and March 20,  2020. The regular additional distribution will not result in an adjustment to the adjusted principal amount of the Debentures.

The semi-annual interest payment and regular additional distribution are expected to be paid on May 15, 2020 to holders of record of the Debentures on May 1, 2020.

On April 1, 2020, T-Mobile US, Inc. completed its acquisition of Sprint Corporation (“TMUS/S Acquisition”) for 0.10256 shares of T-Mobile US, Inc. for every share of Sprint Corporation. Following the TMUS/S Acquisition, the reference shares attributable to each $1,000 original principal amount of Debentures consist of 0.3309 shares of common stock of T-Mobile US, Inc. (Nasdaq: TMUS) and 0.7860 shares of common stock of CenturyLink Inc. (NYSE: CTL).

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of QVC (and its subsidiaries, including HSN),  Zulily and the Cornerstone Brands (collectively, the Qurate Retail Group) as well as various green energy and other investments.

CONTACT:

Courtnee Chun

720-875-5420

SOURCE Qurate Retail, Inc.